CERTIFICATE OF AMENDMENT TO THE RESTATED
                         CERTIFICATE OF INCORPORATION OF
                          MANHATTAN BAGEL COMPANY, INC.

To:      The Secretary of State
         State of New Jersey

     Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3) of the New Jersey Business Corporation Act, the undersigned corporation executes
the  following   Certificate  of  Amendment  to  its  Restated   Certificate  of
Incorporation:
     1. The name of the corporation is Manhattan Bagel Company,  Inc.
     2. The following amendment to the Certificate of Incorporation was adopted by the shareholders of the corporation on the 26th day of June, 1996:
        RESOLVED, that Article 4 of the Amended Certificate of Incorporation be amended to read as follows:
             "4)   The aggregate number of shares which the corporation
        shall have authority to issue is as follows:
              a) Twenty-Five Million (25,000,000) shares common with par value; and
              b) Two Million (2,000,000) shares preferred with such designations, rights, preferences and limitations, and such divisions and determinations, and such rights as to dividends, liquidation, and voting, in such class or series, including but not limited to rights of conversion at the option of the holder or of the corporation, or both, into shares of any other class or classes as may be determined by the Board of Directors without shareholder approval. The Board of Directors is authorized to act under this provision by its resolution and cause to be executed and filed an amendment to the certificate of incorporation as may be necessary or desirable to accomplish its action, as authorized by NJSA 14A7-2."
              3. The number of shares entitled to vote upon the amendment was 7,371,048.
              4. The number of shares voting for and against such amendment is as follows:

#24731

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           Number of Shares                         Number of Shares
         Voting for Amendment                   Voting Against Amendment
              5,652,992                                  743,070

                                                MANHATTAN BAGEL COMPANY, INC.

                                                By: /s/   Jack Grumet
                                                   ---------------------------
                                                    Jack Grumet, Chairman and
                                                      Chief Executive Officer


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